Exhibit 23.0

Consent of Independent Auditors

We consent to the incorporation by reference in the documents listed below of our report dated June 30, 2003, with respect to the consolidated financial statements of Skandia U.S. Inc. for the year ended December 31, 2002:

•	Registration Statement on Form S-3 (File Nos. 333-104444, 333-104444-01 and 333-104444-02) pertaining to Prudential Financial, Inc., Prudential Financial Capital Trust II and Prudential Financial Capital Trust III and the related Prospectus pertaining to the registration of up to $5,000,000,000 of its senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants and stock purchase contracts and units,
•	Registration Statement on Form S-8 (File No. 333-105804) pertaining to the Prudential Financial, Inc. Omnibus Incentive Plan,
•	Registration Statement on Form S-8 (File No. 333-75226) pertaining to the Prudential Insurance Company of America Deferred Compensation Plan,
•	Registration Statement on Form S-8 (File No. 333-75050) pertaining to the Prudential Financial, Inc. Stock Option Plan,
•	Registration Statement on Form S-8 (File No. 333-102362) pertaining to the Prudential Deferred Compensation Plan for Non-Employee Directors,
•	Registration Statement on Form S-8 (File No. 333-75242) pertaining to the Prudential Employee Savings Plan,
•	Registration Statement on Form S-8 (File No. 333-103765) pertaining to the Prumerica Systems Ireland Limited Share Participation Scheme,
•	Registration Statement on Form S-8 (File No. 333-75238) pertaining to the PSI 401(k) Plan, and
•	Registration Statement on Form S-8 (File No. 333-87778) pertaining to the 2002 Prudential Financial Stock Purchase Program For Eligible Employees Of Prudential Securities Incorporated Participating In Various Prudential Securities Incorporated Programs.

/s/    ERNST & YOUNG LLP

Hartford, Connecticut

July 9, 2003